As filed with the Securities and Exchange Commission on July 30, 2013

Registration No. 333-159422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CABELA’S INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	20-0486586
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cabela Drive

Sidney, Nebraska 69160

(Address of Principal Executive Offices)

Cabela’s Incorporated 2004 Stock Plan (as amended)

(Full title of the plan)

Ralph W. Castner

Executive Vice President and Chief Financial Officer

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

(Name and address of agent for service)

(308) 254-5505

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffery R. Schaffart, Esq.

Koley Jessen P.C., L.L.O.

1125 South 103rd Street, Suite 800

Omaha, Nebraska 68124

(402) 390-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Cabela’s Incorporated (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-159422) filed and effective May 22, 2009 (the “2009 Registration Statement”), with respect to 1,298,988 shares of the Company’s Class A Common Stock (the “Stock Plan Carried Forward Shares”) that were previously registered for offer and sale pursuant to the Cabela’s Incorporated 2004 Stock Plan (the “2004 Stock Plan”).

On June 5, 2013, the Company’s stockholders approved the Cabela’s Incorporated 2013 Stock Plan (the “2013 Stock Plan”), which replaces the 2004 Stock Plan for all awards granted on or after June 5, 2013. No future grants of awards will be made under the 2004 Stock Plan.

Accordingly, the Company files this Post-Effective Amendment No. 1 to deregister the Stock Plan Carried Forward Shares registered under the 2009 Registration Statement. The Company is concurrently filing a separate registration statement on Form S-8 to, among other things, register the offer and sale under the 2013 Stock Plan of 4,000,000 shares of the Company’s Class A Common Stock, comprising of (i) 2,701,012 newly registered shares, plus (ii) 1,298,988 Stock Plan Carried Forward Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sidney, State of Nebraska, on July 30, 2013.

CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Ralph W. Castner Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933